                                 SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the registrant /X/

Filed by a party other than the registrant / /

Check the appropriate box:

/ / Preliminary proxy statement           / / Confidential, for Use of
                                              the Commission Only (as permitted
                                              by Rule 14a-6(e)(2))

/X/ Definitive proxy statement

/ / Definitive additional materials

/ / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
                                  NICOR Inc.
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               (Name of Registrant as Specified in Its Charter)
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

/X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:

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(2) Aggregate number of securities to which transaction applies:

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(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11

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(4) Proposed maximum aggregate value of transaction:

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(5) Total fee paid:

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/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:

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(2) Form, schedule or registration statement no.:

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(3) Filing party:

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(4) Date filed:

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

                                   NICOR INC.
                 P.O. BOX 3014, NAPERVILLE, ILLINOIS 60566-7014
                                  708/305-9500

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 1, 1996

The Annual Meeting of Stockholders of NICOR Inc. will be held at The Northern Trust Company, 6th Floor Assembly Room, 50 South LaSalle Street, Chicago, Illinois, on Wednesday, May 1, 1996, at 10:30 a.m., Central Daylight Saving Time, for the following purposes, all as set forth in the accompanying proxy statement:

     (1) election of a Board of Directors; and

     (2) ratification of the Board of Directors' appointment of Arthur Andersen LLP as independent auditors for the company for 1996.

Only stockholders of record on the books of the company at the close of business on March 4, 1996, will be entitled to vote at the meeting. The stock transfer books will not be closed.

                                          DAVID L. CYRANOSKI
                                          Senior Vice President,
                                          Secretary and Controller
March 20, 1996

                                   IMPORTANT

The company has approximately 43,000 registered stockholders. In order that there may be a proper representation at the meeting, you are urged to vote, sign and mail all proxies you receive even though you plan to attend. If you attend the meeting you may, if you wish, vote personally on all matters brought before the meeting.

Your prompt action in returning your proxy will be greatly appreciated. A return envelope, requiring no postage if mailed in the United States, is enclosed for your convenience.

The Northern Trust Company is located at 50 South LaSalle Street, the northwest corner of LaSalle and Monroe Streets. The map below shows parking garages and lots in the immediate vicinity.



                              [CAMERA READY MAP]

                                PROXY STATEMENT

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of NICOR Inc., P.O. Box 3014, Naperville, Illinois 60566-7014, for use at the Annual Meeting of Stockholders to be held on May 1, 1996. The cost of soliciting proxies will be borne by the company. In addition to solicitation by mail, officers and regular employees of the company may solicit proxies by telephone, by facsimile or in person. A copy of the company's 1995 Annual Report, the Proxy Statement and the Form of Proxy is scheduled to be mailed on or about March 20, 1996, to all stockholders of record on March 4, 1996.

                                     VOTING

As of March 4, 1996, the company had outstanding 50,182,049 shares of Common Stock, par value $2.50 per share and 176,730 shares of Preferred Stock, par value $50.00 per share. Each share outstanding on the record date for the meeting, regardless of class, entitles the holder thereof to one vote upon each matter to be voted upon at the meeting. Stockholders have cumulative voting rights in the election of Directors. For each share of stock owned, a stockholder is entitled to one vote for each Director nominee and may accumulate the total number of votes (determined by multiplying the number of shares held by the number of Directors to be elected) and cast them all for a single nominee or distribute them among any number of nominees. A majority of the outstanding shares of the company will constitute a quorum for purposes of the meeting. If a quorum is present, in person or by proxy, the affirmative vote of the majority of the shares represented at the meeting and entitled to vote on the election of Directors will be required for the election of Directors. As a result, shares represented at the meeting and entitled to vote for Directors, but which withhold votes for Directors, will in effect be counted against the election, while shares held in the name of a broker which are represented at the meeting but not authorized to vote on this matter ("broker nonvotes") will not affect the outcome.

Any stockholder giving a proxy will have the right to revoke it at any time prior to the voting thereof by giving written notice to the Secretary of the company. All shares represented by valid proxies will be voted at the meeting or at any adjournment thereof as directed by the stockholders. In the absence of specific direction to the contrary, the shares represented by valid proxies will be voted FOR the election as Directors of all nominees herein named and, unless otherwise specified, FOR ratification of appointment of independent auditors. In the event that any Director nominee shall be unable to serve, which is not now contemplated, the proxy holders may, but need not, vote for a substitute nominee. If stockholders withhold authority to vote for specific nominees, the proxies may accumulate such votes and cast them for other nominees. While the Board of Directors does not otherwise presently anticipate cumulating votes pursuant to proxies it obtains as a result of this solicitation, it reserves the discretionary authority to accumulate such votes and vote for less than all of the nominees named herein.

ITEM 1.  ELECTION OF DIRECTORS

The Directors to be elected are to hold office until the next succeeding annual meeting of stockholders or until their successors are elected and qualified.

NOMINEES

The names of the nominees and certain additional information concerning them are set forth below. This information includes business experience during the last five years and other directorships currently held with companies whose securities are registered with the Securities and Exchange Commission. Each Director will also be a Director of Northern Illinois Gas Company, a subsidiary of NICOR Inc.

                  ROBERT M. BEAVERS, JR.; Age 52

                  Director since 1992; Common Shares 2,897
                  Business experience during last five years:  Senior Vice
  [PHOTO] President since 1980 as well as Zone Manager 1980-1993, McDonald's Corporation. (Restaurants)
                  Directorship:  McDonald's Corporation.


                  BRUCE P. BICKNER; Age 52

                  First nomination as Director; Common Shares 1,000
                  Business experience during last five years:  Chairman of the
                       Board and Chief Executive Officer since 1988, DEKALB Genetics Corporation (Agricultural Genetics
  [PHOTO] Technology) as well as Chairman of the Board, 1988-1995, DEKALB Energy Company. (Gas and Oil Exploration and Production)
                  Directorships:  Castle Bancgroup Inc.; DEKALB Genetics
                       Corporation.

                  JOHN H. BIRDSALL, III; Age 52

                  Director since 1982; Common Shares 1,320,730
[PHOTO] Business experience during last five years: Private Investor; formerly President, 1982-1986, Birdsall, Inc., a subsidiary of NICOR Inc. (Containerized Shipping)


                  W. H. CLARK; Age 63

                  Director since 1989; Common Shares 1,300
[PHOTO]                Business experience during last five years:  Retired;
                       formerly Chairman of the Board, 1984-1994 and Chief Executive Officer, 1982-1994 as well as President, 1982-1990, Nalco Chemical Company. (Specialty
                       Chemicals and Services)
                  Directorships:  Bethlehem Steel Corporation; Diamond
                       Shamrock, Inc.; James River Corporation; Merrill Lynch & Co., Inc.; USG Corporation.


                  THOMAS L. FISHER; Age 51

[PHOTO]           Director since 1988; Common Shares 48,987
                  Business experience during last five years:  Chairman of the
                       Board since January 1, 1996; Chief Executive Officer since 1995 and President and Chief Operating Officer since 1994, NICOR Inc., as well as President and Chief Executive Officer since 1988, Northern Illinois Gas Company.

                  JOHN E. JONES; Age 61

                  Director since 1993; Common Shares 1,300
                  Business experience during last five years:  Retired:
                       formerly Chairman of the Board and Chief Executive
 [PHOTO] Officer, 1989-1996 as well as President and Chief Operating Officer, 1988-1996, CBI Industries, Inc. (Industrial Construction)
                  Directorships:  Allied Products Corporation; Amsted
                       Industries, Inc.; Interlake Corporation; Valmont Industries, Inc.

                  DENNIS J. KELLER; Age 54

                  Director since 1994; Common Shares 1,400
                  Business experience during last five years:  Chairman of the
                       Board and Chief Executive Officer since 1987, DeVry
 [PHOTO] Inc., as well as Chairman of the Board and Chief Executive Officer since 1981, Keller Graduate School of Management. (Technical and Management Education)
                  Directorship:  DeVry Inc.

                  CHARLES S. LOCKE;  Age 67

                  Director since 1982; Common Shares 1,300
                  Business experience during last five years:  Retired;
                       formerly Chairman of the Board and Chief Executive
 [PHOTO]               Officer, 1989-1994, Morton  International, Inc.
                       (Specialized Chemicals, Automotive Safety Products and
                       Salt); Chairman of the Board and Chief Executive Officer, 1980-1989, Morton Thiokol, Inc. (High Technology Propulsion Systems, Specialized
                       Chemicals and Salt)
                  Directorships:  Avon Products, Inc.; Thiokol Corporation;
                       Whitman Corporation.

                  SIDNEY R. PETERSEN; Age 65

                  Director since 1987; Common Shares 3,795
                  Business experience during last five years:  Retired;
                       formerly Chairman of the Board and Chief Executive
 [PHOTO]               Officer, 1980-1984, Getty Oil Company.
                       (Integrated Petroleum)
                  Directorships:  Avery Dennison Corporation; Global Natural
                       Resources Inc.; Group Technologies Corporation; Union
                       Bank.

                  DANIEL R. TOLL; Age 68

                  Director since 1986; Common Shares 2,300
 [PHOTO] Business experience during last five years: Corporate and civic director; formerly President, 1980-1985, Walter E. Heller International Corporation. (Financial Services)
                  Directorships:  Brown Group, Inc.; A. P. Green Industries,
                       Inc.; Kemper National Insurance Company; Lincoln National Convertible Securities Fund, Inc.; Lincoln National Income Fund, Inc.; Mallinckrodt Group Inc.


                  PATRICIA A. WIER; Age 58

                  Director since 1990; Common Shares 3,313
                  Business experience during last five years:  Faculty,
  [PHOTO] University of Chicago Graduate School of Business since 1995, as well as independent business consultant since 1994; formerly President, 1986-1993, Encyclopaedia Britannica North America, a division of Encyclopaedia Britannica, Inc. (Publishing)


BOARD AND COMMITTEE MEETINGS

The NICOR Board has an Audit Committee, a Compensation Committee and a Committee on Directors. During 1995 there were six meetings of the Board of Directors, four meetings of the Audit Committee, five meetings of the Compensation Committee and four meetings of the Committee on Directors. All incumbent Directors attended more than 75% of the aggregate number of meetings of the Board and Committees on which they served.

COMMITTEES

The Audit Committee, of which Messrs. Beavers, Birdsall, Keller, and Toll and Mrs. Wier (Chairman) are members, is responsible for recommending to the Board of Directors the appointment of independent auditors, reviewing the scope, fees and findings of audits and other services as performed by the independent auditors, reviewing the activities and findings of the internal audit staff and reviewing the company's system of internal controls.

Members of the Compensation Committee are Messrs. Clark, Jones, Locke (Chairman) and Petersen. The Committee is responsible for reviewing and approving or, where appropriate, making recommendations to the Board of Directors relating to executive changes, salaries and benefits.

The Committee on Directors members are Messrs. Clark, Jones, Locke and Toll (Chairman). The Committee is responsible for recommending Director nominees, Board committee members and nonmanagement Directors' compensation to the Board of Directors. Stockholders may recommend Director nominees for consideration by the Committee at any time in writing, giving pertinent background information.

DIRECTORS' COMPENSATION

Directors who are not company or subsidiary officers receive an annual retainer of $25,000, plus a $1,000 fee for each Board, Committee and stockholders meeting attended. Committee Chairmen are paid an additional retainer of $5,000 per year. Directors may elect to defer the payment of retainers and fees using an interest equivalent option or a share unit option. The interest equivalent option accrues interest quarterly at a prime interest rate. Under the share unit option, deferred amounts are converted into share units based on the market price of NICOR Common Stock at the deferral date, with amounts equal to dividends and distributions paid on NICOR Common Stock during the interim converted into additional share units based on then current market prices for the company's Common Stock. At retirement, the Director will be entitled to a cash payment based on the number of share units then held and the then current market price of NICOR Common Stock. Once each year a Director may switch all or part of the balance between the interest equivalent option and the share unit option. Nonofficer Directors as a group received 6,117 share units for compensation deferred and dividends paid during 1995, with an average per share base price of $25.33. Since 1985, the company has had in place a program under which Directors who are not eligible to receive a pension from the company or any of its subsidiaries will receive a pension equal to the annual retainer paid to nonemployee Directors at the time of retirement from the Board for a period equal to the number of years served as a Director but not to exceed ten years. This program was discontinued at the end of the term for Directors in 1995 and amounts earned through that term were credited to the Director and will be paid following the Directors' retirement under the terms of the program. Under a program effective with the 1995-1996 term for Directors, nonofficer Directors will receive a grant of 300 shares of NICOR Inc. Common Stock, together with a cash award equivalent to the then market value of the shares, five months following commencement of each term that they serve.

SECURITY OWNERSHIP OF MANAGEMENT

Set forth below is the number of shares of the company's Common Stock beneficially owned by each of the Directors and executive officers of the company and by all Directors and executive officers as a group as of

March 4, 1996, with sole voting and investment power except as otherwise noted. No Director or executive officer beneficially owns more than 1% of the outstanding shares of Common Stock except Mr. Birdsall, who beneficially owns 2.6% of the outstanding shares, and no Director or executive officer owns any shares of Preferred Stock.

                                                                                                AMOUNT AND NATURE
                  NAME OF BENEFICIAL OWNER                           POSITION                OF BENEFICIAL OWNERSHIP
                                                          -------------------------------
Robert M. Beavers, Jr. .................................  Director                                      2,897
Bruce P. Bickner........................................  First nomination as Director                  1,000
John H. Birdsall, III...................................  Director                                  1,320,730(1)
W. H. Clark.............................................  Director                                      1,300
David L. Cyranoski......................................  Executive Officer                            17,721(2)(3)
Thomas L. Fisher........................................  Director and Executive Officer               48,987(2)
John C. Flowers.........................................  Executive Officer                            13,109(2)(3)
John E. Jones...........................................  Director                                      1,300
Dennis J. Keller........................................  Director                                      1,400
Charles S. Locke........................................  Director                                      1,300
Donald W. Lohrentz......................................  Executive Officer                            13,130(2)(3)
Thomas A. Nardi.........................................  Executive Officer                             8,844(2)(3)
Sidney R. Petersen......................................  Director                                      3,795(3)
Daniel R. Toll..........................................  Director                                      2,300
Patricia A. Wier........................................  Director                                      3,313
Directors and Executive Officers as a Group.............                                            1,441,126(1)(2)(3)
    Percentage of class.................................                                                 2.87

---------------
(1) Includes 25,200 shares of Common Stock owned through a trust in which Mr. Birdsall is cotrustee with shared voting and investment power and for which he disclaims any beneficial interest and 1,049,050 shares of Common Stock owned through a trust for the benefit of Mr. Birdsall and his family in which he is cotrustee with shared voting and investment power.

(2) Includes shares which the following individuals have a right to acquire or will have a right to acquire within 60 days through the exercise of stock options: Mr. Cyranoski, 16,000; Mr. Fisher, 40,000; Mr. Flowers, 10,000; Mr. Lohrentz, 12,000; Mr. Nardi, 8,000; and all Directors and executive officers as a group, 86,000, and shares held by the NI-Gas Savings Investment and Thrift Trust, 1,039 shares for Mr. Flowers and 765 shares for Mr. Nardi.

(3) Includes shares held jointly with a spouse or in trust or as custodian for family members as follows: Mr. Cyranoski, 1,721; Mr. Flowers, 2,070; Mr. Lohrentz, 1,130; Mr. Nardi, 79; Mr. Peterson, 3,795; and all Directors and executive officers as a group, 8,795.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth the only holder known to the company to own beneficially more than 5% of the company's outstanding Common Stock as of December 31, 1995:

                                                                    NUMBER OF
             NAME AND ADDRESS OF BENEFICIAL OWNER                  SHARES OWNED     PERCENT OF CLASS
---------------------------------------------------------------    ------------     ----------------
First Union Corporation........................................     2,662,322             5.29
One First Union Center
Charlotte, NC 28288-0137

A Schedule 13G dated February 12, 1996, has been filed by First Union Corporation, a holding company, reporting beneficial ownership of the above Common Stock held by its subsidiaries, First Union National Bank of North Carolina, First Union National Bank of Florida, First Union National Bank of Virginia, and First Union National Bank of Washington, DC, in a fiduciary capacity, with sole voting power as to 2,631,807 shares, shared voting power as to 200 shares, sole investment power as to 2,290,978 shares and shared investment power as to 88,264 shares.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

The following information regarding compensation is given with respect to the Chief Executive Officer, the retired Chief Executive Officer and the other executive officers of the company.

  Executive Compensation Philosophy

Executive compensation at NICOR is intended to assure that the company has management capable and motivated to serve customer, employee and stockholder interests. NICOR's executive compensation program is based upon two objectives:

        1) Provide market-competitive compensation opportunities; and

        2) Create strong links between shareholder value, financial performance and the pay of the company's top officers.

To achieve these objectives, the Compensation Committee reviews executive assignments, responsibilities and performance. The Committee establishes or, where appropriate, makes recommendations to the Board of Directors for executive compensation program design and participation; salaries; and incentive compensation opportunities, performance objectives and awards. The Committee is composed of outside directors, none of whom has interlocking relationships with company executives. The Committee has access to compensation consultants and to competitive pay and industry compensation practices.

NICOR's executive compensation program has two components -- annual compensation and long-term incentive compensation.

The annual compensation program is composed of base salary and annual incentive compensation.

     Individual salaries are set within salary ranges based on periodic comparison to actual pay for comparable positions in the gas utility, diversified utility and general industries which are blended together for comparison purposes. This blended group is different than the S&P Utilities Index shown in the Performance Graph following this report. The S&P Utilities Index includes gas distribution, pipeline, electric and communication companies. The compensation surveys used in NICOR's comparison are more heavily weighted to the gas distribution industry and include proprietary surveys prepared by the

     American Gas Association, Peoples Energy and Southern California Gas, as well as gas utility and general industry surveys from the Towers Perrin Compensation Data Bank. The midpoints of the base salary ranges are targeted at the 50th percentile of the competitive data for each position with minimums and maximums generally from 20% below to 20% above targeted levels. The executive officers' 1995 salaries averaged 6.5% below those midpoints. In establishing actual salaries and merit adjustments related to these ranges, the Committee considers individual performance, potential, experience and changes in duties and responsibilities since the previous salary review.

     Annual incentive compensation opportunities are also based on periodic reviews of comparable positions in the same manner as described previously for salaries. Annual incentive awards are targeted at about the 60th percentile of the competitive data. Awards are earned for financial goals based upon actual performance compared to predetermined performance objectives with 70% of the target based on the net income results of the company's utility operations and the remainder based on the net income results of the nonutility and corporate operations. Participation in the annual incentive compensation plan, which in 1995 included the Chief Executive Officer, the retired Chief Executive Officer and the other executive officers, is extended to those positions that play the most important roles in carrying out the company's annual operating plans, and also reflects competitive practice.

     The other executive officers have a portion (up to 85%) of their annual incentive target award based on participation in an annual incentive plan related entirely to the performance of Northern Illinois Gas, the company's primary subsidiary. Awards are earned for financial goals (about 60% of target) based on actual net income performance compared to established performance objectives; and for nonfinancial goals (about 40%) which are subjective and relate to growth, cost management and customer satisfaction and safety. A participant may also have individual goals (up to 25% of total bonus target) which are part of the nonfinancial goal target and which are subjective and relate to the participant's area of responsibility.

     Messrs. Fisher's and Cline's incentive compensation for 1995 is described below. As noted above, the other executive officers' target awards were based on participation in the NICOR plan and the Northern Illinois Gas plan. Their individual target awards were structured to reflect this combined participation and were established with the same general approach as applied to Messrs. Fisher and Cline. As a result of their combined participation, a proportionately higher percentage of their total annual incentive targets and payouts was based on the performance of Northern Illinois Gas, as well as on additional nonfinancial objectives specifically related to the performance of that business. Annual incentive compensation for the other executive officers for 1995 ranged from 81% to 102% of target, a result of achieving 125% of the net income goal under the NICOR plan, and 100% of the financial goal and 87% of the nonfinancial goals under the Northern Illinois Gas plan. In addition, a portion of one of the goals will not be resolved until 1996 and any awards, if earned, will be reflected in 1996 compensation.

The long-term incentive compensation program is comprised of a stock option plan and dividend performance units and is intended to focus senior management on the company's long-term objective of creating value for shareholders. Under this program, participants generally receive periodic grants of stock options and an equal number of dividend performance units with a combined target award value based on periodic comparison to awards for comparable positions as described in the salary section above. The target awards are set at about the 60th percentile of competitive data for each position. Participants in these plans are selected by the Compensation Committee and in 1995 included the Chief Executive Officer and the other executive officers, as well as other company and subsidiary officers who are responsible for setting and carrying out the company's longer-range strategic plans.

     - The stock options carry a maximum ten-year term and are issued at market value.

     - Both stock options and dividend performance units vest after one year, but the exercise of stock options is generally restricted for a three-year period.

     - Each dividend performance unit accrues dividend equivalents at the rate dividends are paid on a share of NICOR stock over at least a three-year performance period.

     - At the end of the three-year period, the stock options automatically become exercisable. The dividend performance units can be earned based upon objectives established by the Compensation Committee for NICOR's total shareholder return during a performance period of at least three years relative to the S&P Utilities Index (the same peer group used in the Performance Graph shown following this report). The potential number of dividend equivalents earned can range from 0% to 150% of the number granted. A 100% payout is achieved when NICOR's performance is in the upper 40% of the peer group comparisons.

     - If NICOR's total shareholder return for the performance period is not positive, dividend performance units will not be earned, regardless of performance relative to the S&P Utilities Index.

Through this combination of stock options and dividend performance units, the long-term incentive compensation program is designed to motivate participants to manage the company so as to achieve increases in total shareholder return, rewarding them on the same basis that shareholders are rewarded -- through increases in stock price and dividends. From time to time, the company may also make restricted stock grants to selected key individuals.

Messrs. Fisher's and Cline's long-term incentive compensation for 1995 is described below. Long-term incentive compensation as determined by the earned dividend performance units for the other executive officers for 1995 was 25% of target and was based on performance relative to the S&P Utility Group for the performance period 1993 through 1995.

  CEO Compensation

On May 3, 1995, Mr. Fisher, President and Chief Executive Officer of Northern Illinois Gas and President of NICOR, was promoted to the additional responsibility of Chief Executive Officer of NICOR succeeding Mr. Cline who continued as Chairman, NICOR and Northern Illinois Gas through December 31, 1995, at which time Mr. Fisher also succeeded Mr. Cline in these posts. On May 3, Mr. Fisher's base salary was increased by $55,000, a 13.6% increase, and Mr. Cline's base salary was reduced by $320,000, a 47.8% decrease. The Committee considered the following factors when reviewing Messrs. Fisher's and Cline's salaries: their new job responsibility and scope; industry competitive data in utility and diversified utility companies, as well as general industry; their past salary adjustments; company performance for 1994 and over a five-year period, including NICOR earnings, financial condition, return on equity and total shareholder return; and individual performance, including leadership, organizational development, shareholder/investor relations and civic/community/industry activities. The Committee did not attach any specific weighting to any one factor, and noted that some factors were more subjective than others.

The Committee awarded Mr. Fisher a grant of 80,000 stock options and dividend performance units on May 3, 1995 of which 36,000 stock options and dividend performance units were related to Mr. Fisher's annual long-term incentive compensation target and the remainder were a special grant (awarded in recognition of Mr. Fisher's promotion at that time to position of Chief Executive Officer). The annual target is set at about the 60th percentile of competitive data for his position as described in this report. The stock option awards vest after one year, are generally exercisable after three years and have a maximum ten-year term. The dividend performance units awarded to Mr. Fisher in 1995 for his annual award have a performance period of 1995 through 1997. The dividend performance units awarded under this special grant have a performance period of 1995 through 1999. Both may be earned subject to the performance criteria described in this report. A 100% payout of each performance unit award is achieved if NICOR's total shareholder return performance is in the upper 40% of the S&P Utilities Index for the respective performance period. If NICOR's total shareholder return for a performance period is not positive, dividend performance units will not be earned, regardless of performance relative to the S&P Utilities Index.

Messrs. Fisher and Cline earned $271,975 and $145,629, respectively, in annual incentive compensation for performance in the calendar year 1995. This amounted to 107.5% of Mr. Fisher's target annual incentive compensation award and 107.5% of Mr. Cline's target annual incentive compensation award based on his prorated participation in the plan through May 3. Each target award was based on the achievement of predefined net income objectives, 70% on a utility performance target and the remainder on a nonutility performance target. Actual net income performance met the utility goal and resulted in an award of 100% of that target and exceeded the nonutility goal and resulted in an award of 125% of that target.

  1993 Tax Act

The Omnibus Budget Reconciliation Act of 1993 added Section 162(m) to the Internal Revenue Code. This section provides that compensation in excess of $1 million paid or accrued by the company to any of the five most highly compensated employees is not deductible by the company unless it meets procedural criteria mandated by law. The IRS has interpreted this section of the Act and issued regulations.

The Compensation Committee has carefully reviewed the impact of Section 162(m) as it applies to the Company's executive compensation. It is the Committee's policy to maximize the effectiveness, as well as the tax deductibility, of the company's executive compensation programs. Therefore, the Committee considers it to be in the best interests of the company's stockholders to retain somewhat broader discretion in determination of performance criteria and administration of the company's Annual Incentive Programs than that contemplated by the IRS regulations. Based on anticipated compensation levels of the covered employees, the Committee expects 1996 officer compensation to qualify as a tax deductible amount.

         Compensation Committee of the Board of Directors of NICOR Inc.

   Charles S. Locke, Chairman   W. H. Clark  John E. Jones  Sidney R. Petersen

PERFORMANCE GRAPH

The following graph shows a five-year comparison of cumulative total returns for NICOR Common Stock, the S&P Utilities Index and the S&P 500 Index as of December 31 of each of the years indicated, assuming $100 was invested on January 1, 1991, and all dividends were reinvested.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN


                                1991    1992    1993    1994    1995


        NICOR.................  $109    $125    $147    $126    $160

        S & P Utilities.......   115     124     142     131     185

        S & P 500.............   130     140     154     157     215

SUMMARY COMPENSATION TABLE

The following table shows executive compensation for the years indicated for the Chief Executive Officer, the retired Chief Executive Officer and the four other highest compensated executive officers:

                                                                                     LONG-TERM COMPENSATION
                                                                                 ------------------------------

                                                                                   AWARDS
                                                    ANNUAL COMPENSATION          ----------        PAYOUTS
                                              --------------------------------     SHARES     -----------------
                                                                  OTHER ANNUAL   UNDERLYING       LONG-TERM          ALL OTHER
                     NAME AND                 SALARY     BONUS    COMPENSATION    OPTIONS     INCENTIVE PLAN(1)   COMPENSATION(2)
               PRINCIPAL POSITION      YEAR     ($)       ($)         ($)           (#)              ($)                ($)
---------------------------------------------------------------------------------------------------------------------------------
T. L. Fisher                           1995   439,481   271,975       2,550         80,000          37,350             31,247
Chairman, President and Chief          1994   394,039   197,439       2,500         37,000              --             26,201
  Executive Officer of the Company     1993   369,462   146,134       2,420         40,000              --             21,824
  and Northern Illinois Gas Company
R. G. Cline                            1995   469,385   145,629           0              0          56,025             19,714
Retired Chairman and Chief Executive   1994   659,231   371,850           0              0              --             27,688
  Officer of the Company and Chairman  1993   628,846   409,575           0              0              --             26,412
  of Northern Illinois Gas Company
D. L. Cyranoski                        1995   188,846    56,067           0         23,000           8,404             11,441
Senior Vice President, Secretary and   1994   171,923    59,720           0          9,000              --              9,332
  Controller of the Company and        1993   162,539    49,223           0          9,000              --              9,185
  Northern Illinois Gas Company
T. A. Nardi                            1995   170,769    64,449           0         23,000           3,735              8,142
Senior Vice President Nonutility       1994   137,200    43,418           0          7,000              --              6,097
  Operations and Business Development  1993        (3)       (3)         (3)            (3)             (3)                (3)
  of the Company and Senior Vice
  President Business Development of
  Northern Illinois Gas Company
D. W. Lohrentz                         1995   151,577    37,607         765          6,000           6,537             12,623
Treasurer of the Company and Vice      1994   144,846    43,881         750          7,000              --             10,851
  President of Northern Illinois Gas   1993   139,616    43,778         726          7,000              --             10,739
  Company
J. C. Flowers                          1995   146,577    49,621           0          5,000           6,537             10,219
Vice President Human Resources of the  1994   139,846    48,459           0          7,000              --              7,680
  Company and Northern Illinois Gas    1993   134,615    46,985           0          7,000              --              7,227
  Company

---------------

(1) Payouts under the Dividend Performance Unit program of the Long-Term Incentive Plan are made in cash. Each dividend performance unit accumulates dividends equivalent to dividends paid on one share of NICOR stock during a three-year performance period. These accumulated dividends are modified by a performance multiplier which ranges from 0 to 1.5 -- the multiplier is based on NICOR total shareholder return over the three-year performance period as compared to the performance of the S&P Utilities

     Index. Payouts in 1995 relate to the Dividend Performance Units awarded in 1993 having a 1993-1995 performance period.
(2) Includes company contributions to the NI-Gas Savings Investment Plan and credits to the Supplemental Savings Investment Plan for Messrs. Fisher, Cline, Cyranoski, Nardi, Lohrentz and Flowers of $16,559, $19,714, $7,138, $6,455, $5,704 and $5,541, respectively; interest earned in excess of market on deferred salary for Messrs. Fisher, Cyranoski, Nardi, Lohrentz and Flowers of $9,412, $4,303, $1,687, $3,879 and $4,678, respectively; and
    amounts credited under the 1968 NI-Gas Incentive Compensation Plan for Messrs. Fisher and Lohrentz of $5,276 and $3,040, respectively.
(3) Not an executive officer in 1993.

OPTION GRANTS TABLE

The following table shows stock options granted in 1995 to the Chief Executive Officer, the retired Chief Executive Officer and the four other highest compensated executive officers:

                                                           INDIVIDUAL GRANTS
                                           --------------------------------------------------   POTENTIAL REALIZABLE VALUE
                                           NUMBER OF                                              AT ASSUMED ANNUAL RATES
                                             SHARES      % OF TOTAL                             OF STOCK PRICE APPRECIATION
                                           UNDERLYING     OPTIONS      EXERCISE
                                            OPTIONS      GRANTED TO     OR BASE                     FOR OPTION TERM(2)
                                           GRANTED(1)   EMPLOYEES IN     PRICE     EXPIRATION   ---------------------------
                  NAME                        (#)       FISCAL YEAR    ($/SHARE)      DATE         5%($)         10%($)
-----------------------------------------  ----------   ------------   ---------   ----------   -----------   -------------
All Stockholders(3)......................       N/A          N/A            N/A           N/A   792,427,011   2,007,925,124
T. L. Fisher.............................    80,000           33         24.625    05/03/2005     1,239,200       3,140,000
R. G. Cline..............................         0          N/A            N/A           N/A           N/A             N/A
D. L. Cyranoski..........................    23,000           10         24.625    05/03/2005       356,270         902,750
T. A. Nardi..............................    23,000           10         24.625    05/03/2005       356,270         902,750
D. W. Lohrentz...........................     6,000            2         24.625    05/03/2005        92,940         235,500
J. C. Flowers............................     5,000            2         24.625    05/03/2005        77,450         196,250

---------------

(1) Options become exercisable on May 4, 1998, three years after the date of grant.
(2) These columns show the value, at May 3, 2005, of the options granted (and the increase in value of shares of all stockholders) assuming 5% and 10% annual rates of appreciation over the ten-year term of the options pursuant to requirements of the Securities and Exchange Commission and do not constitute any prediction by the company that these rates of appreciation will be realized. This table does not use the alternative of a grant date valuation because of the inherent unreliability of any such calculation.
(3) For "All Stockholders" the potential realizable value is calculated based on $24.625, the closing price of the Common Stock on May 3, 1995, and the outstanding shares of Common Stock on March 6, 1995, the record date of the 1995 annual meeting.

AGGREGATED OPTION EXERCISES IN 1995 AND YEAR-END OPTION VALUE TABLE

The following table shows the year-end 1995 stock option values for the Chief Executive Officer, the retired Chief Executive Officer and the four other highest compensated executive officers; none of these individuals exercised options in 1995:

                                                                                         NUMBER OF
                                                                                           SHARES          VALUE OF
                                                                                         UNDERLYING       UNEXERCISED
                                                                                        UNEXERCISED      IN-THE-MONEY
                                                                                          OPTIONS       OPTIONS AT YEAR
                                                                                       AT YEAR END(#)      END($)(1)
                                                                                       --------------   ---------------
                                                                                        EXERCISABLE/     EXERCISABLE/
      NAME                                                                             UNEXERCISABLE     UNEXERCISABLE
----------------                                                                       --------------   ---------------
T. L. Fisher.........................................................................      0/157,000         0/230,000
R. G. Cline..........................................................................      135,000/0       1,036,875/0
D. L. Cyranoski......................................................................   7,000/41,000     55,125/66,125
T. A. Nardi..........................................................................   4,000/34,000     28,875/66,125
D. W. Lohrentz.......................................................................   5,000/20,000     35,875/17,250
J. C. Flowers........................................................................   3,000/19,000     18,375/14,375

---------------

(1) Based on market value of the company's Common Stock at December 29, 1995, minus the exercise price.

LONG-TERM INCENTIVE PLAN -- AWARDS IN 1995

The following table shows dividend performance units granted in 1995 to the Chief Executive Officer, the retired Chief Executive Officer and the four other highest compensated executive officers:

                                                                                       ESTIMATED FUTURE PAYOUTS UNDER
                                                                    PERFORMANCE          NON-STOCK PRICE-BASED PLAN
                                                       NUMBER          PERIOD       -------------------------------------
      NAME                                           OF UNITS(#)   UNTIL PAYMENT    THRESHOLD($)   TARGET($)   MAXIMUM($)
----------------                                     -----------   --------------   ------------   ---------   ----------
T. L. Fisher.......................................     36,000     1995 thru 1997      34,515       138,060      207,090
                                                        44,000     1995 thru 1999      70,345       281,380      422,070
R. G. Cline........................................          0                N/A         N/A           N/A          N/A
D. L. Cyranoski....................................     11,000     1995 thru 1997      10,546        42,185       63,278
                                                        12,000     1995 thru 1999      19,185        76,740      115,110
T. A. Nardi........................................     11,000     1995 thru 1997      10,546        42,185       63,278
                                                        12,000     1995 thru 1999      19,185        76,740      115,110
D. W. Lohrentz.....................................      6,000     1995 thru 1997       5,753        23,010       34,515
J. C. Flowers......................................      5,000     1995 thru 1997       4,794        19,175       28,763

Each dividend performance unit accumulates dividends equivalent to dividends paid on one share of NICOR stock during the three-year or five-year period. Estimated future payouts are based on the present rate of dividends on NICOR common stock. If dividends increase during this period, the dividend equivalents would increase proportionately. The payout is modified by a performance multiplier which ranges from 0 to 1.5 -- the multiplier is based on NICOR total shareholder return over the three-year or five-year performance period as compared to the performance of the S&P Utilities Index, except that no awards will be earned if shareholder return for the period is not positive, regardless of the performance relative to the S&P Utilities Index. All dividend performance units earned become payable in 1998 or 2000, three or five years, respectively, after the date of grant.

RETIREMENT BENEFITS UNDER RETIREMENT PLANS

The following table shows the estimated annual benefits under the company's retirement plans on a straight life annuity basis at age 65 for various compensation bases and years of service classifications.

                                                                 YEARS OF SERVICE
    BASE                                   ------------------------------------------------------------
COMPENSATION                                  15           20           25           30           35
------------                               --------     --------     --------     --------     --------
  $150,000   ............................  $ 38,462     $ 51,283     $ 64,104     $ 76,925     $ 86,300
   250,000   ............................    65,462       87,283      109,104      130,925      146,550
   350,000   ............................    92,462      123,283      154,104      184,925      206,800
   450,000   ............................   119,462      159,283      199,104      238,925      267,050
   550,000   ............................   146,462      195,283      244,104      292,925      327,300
   650,000   ............................   173,462      231,283      289,104      346,925      387,550
   750,000   ............................   200,462      267,283      334,104      400,925      447,800

The Retirement Plan, which covers all company and Northern Illinois Gas Company employees not covered by a bargaining agreement, including executive officers of the company, is an actuarially-based, defined benefit plan with benefits determined by "Base Compensation" (highest annual average of base salary for any consecutive 60-month period) and years of service. The base salary for this purpose is the amount shown under "Salary" in the Summary Compensation Table. Benefits payable under the Retirement Plan in excess of the limitations under the Internal Revenue Code will be paid under the terms of the Supplemental Retirement Plan and those payments and payments pursuant to the agreement with Mr. Cline discussed below will be paid from general funds of the company. Under the Retirement Plan, at retirement an employee may elect to receive a lump sum benefit in lieu of semi-monthly payments. The lump sum payment is based on the actuarial present value of the future retirement payments utilizing the Pension Benefit Guaranty Corporation termination interest rate ("PBGC Rate") in effect at the beginning of the quarter during which retirement occurs. The benefits are not subject to any deduction for social security payments or any other offset amounts. Credited years of service under these arrangements are as follows: Mr. Fisher, 28; Mr. Cline, 35; Mr. Cyranoski, 29; Mr. Nardi, 14; Mr. Lohrentz, 28; and Mr. Flowers, 27.

Under a 1985 agreement with the company, as amended in 1989, Mr. Cline received benefits equivalent to those he would have received under the Retirement, Supplemental Retirement and Savings Investment Plans if he had been employed by Northern Illinois Gas Company since July 10, 1960, and had been entitled to matching employer contributions under the Savings Investment Plan since that date plus interest thereon at the PBGC Rate. Benefits under this agreement were reduced by the value of the vested benefits actually accrued under the company's Retirement and Supplemental Retirement Plans. Benefits under this agreement were also reduced by the value of the vested benefit accrued under a prior employer's plans at the date of this agreement, and by interest thereon from that date forward at the PBGC Rate.

CHANGE IN CONTROL ARRANGEMENTS

In the event of a "change in control" of the company, then the following would apply:

     Under the provisions of the 1989 Long-Term Incentive Plan, all outstanding stock options and restricted stock will automatically become fully exercisable and/or vested;

     Under the terms of the Salary Deferral Plan, any deferred balance account shall be determined as though the participant retired and distributed as soon as practical; and,

     Under the terms of the Capital Accumulation Plan, under which certain executive officers deferred a portion of their salary in 1984 and 1985, the amount deferred shall be credited at an interest rate of 20 percent per annum from the date of deferral, less amounts already received, and distributed as soon as practical following termination within two years for any reason other than death or total and permanent disability.

A change in control occurs if any person or group is or becomes a beneficial owner of 30% or more of the voting power of NICOR, if a tender offer is made for the stock of NICOR which has not been negotiated and approved by the Board of Directors, or if individuals who were the Board's nominees for election shall not constitute a majority of the Board.

ITEM 2. APPOINTMENT OF INDEPENDENT AUDITORS

          (YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION)

The Board of Directors recommends that the stockholders ratify the appointment of Arthur Andersen LLP, independent public accountants, to audit the accounts of the company for 1996. Arthur Andersen LLP has audited the accounts of the company and its predecessor since 1954. If the stockholders do not ratify this appointment, other independent auditors will be considered by the Board upon recommendation of the Audit Committee. A representative of the firm will be present at the annual meeting with the opportunity to make a statement and to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

Stockholder proposals must be received at the company's General Office, P.O. Box 3014, Naperville, Illinois 60566-7014 on or before November 20, 1996, and must otherwise comply with Securities and Exchange Commission requirements to be eligible for inclusion in the Proxy Statement and the Form of Proxy relating to the 1997 Annual Meeting of Stockholders. In addition, written notice must be received on or before March 2, 1997 and must otherwise comply with the company's By-Laws in order for stockholder proposals to be presented at the 1997 Annual Meeting.

                                 OTHER MATTERS

As of the date of this Proxy Statement, the company knows of no other matters to be brought before the meeting. If, however, further business is properly presented, the proxy holders will act in accordance with their best judgment.

By order of the Board of Directors.

                                          DAVID L. CYRANOSKI
                                          Senior Vice President,
                                            Secretary and Controller

March 20, 1996

[NICOR LOGO]
                                                  P.O. Box 3014
                                                  Naperville, IL  60666-7014


PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned appoints Thomas L. Fisher, John H. Birdsall, III, Charles S. Locke, or any of them, proxies to vote all shares of stock which the undersigned is entitled to vote at the annual meeting of stockholders of the company, May 1, 1996, or at any adjournment thereof, on all matters as set forth in the Proxy Statement and on all other matters properly presented at the meeting.

PROXIES WILL BE VOTED AS DIRECTED.
IN THE ABSENCE OF SPECIFIC DIRECTION, SIGNED PROXIES WILL BE VOTED FOR BOTH
ITEMS.



Continued and to be dated and signed on the other side

CONTINUED FROM THE OTHER SIDE
The Board of Directors recommends a vote FOR both proposals. Indiciate your vote by an X in the appropriate boxes.

1.  Election of Directors       Nominees:
                                ---------------------------------------------
    [] FOR:                     1.  R. M. Beavers, Jr.     7.  D. J. Keller       2.  Ratification of       FOR    AGAINST  ABSTAIN
       ALL Nominees             2.  B. P. Bickner          8.  C. S. Locke            the appointment       [ ]      [ ]      [ ]
                                3.  J. H. Birdaall, III    9.  S. R. Peterson         of Arthur Andersen LLP
    [] WITHHOLD                 4.  W. H. Clark           10.  D. R. Toll             as Independent
        ALL Nominees            5.  T. L. Fisher          11.  P. A. Wier             auditors for 1996.
                                6.  J. E. Jones
    [] FOR:
       ALL Nominees EXCEPT (1)
                                                                                                     P.O. Box 3014
    (1) To withhold authority to vote for any nominee, write that nominee's                          Naperville, IL  60566-7014
        name below and mark an X in the "For ALL EXCEPT" box above.                                  706 305-9500

    ----------------------------         -----------------------------------            [NICOR LOGO]
P
R
O
X
Y                                                                                                    Date
                                                                                                          -----------------------

Please vote, date and sign your name(s) exactly as    ---------------------------------     -------------------------------------
shown and mail promptly in the enclosed envelope.     Stockholder Signature                 If Joint Account, ALL should sign
